Allegiant Q1 2015 Earnings

Exhibit 99.1

ALLEGIANT TRAVEL COMPANY FIRST QUARTER 2015
FINANCIAL RESULTS
49th Consecutive Profitable Quarter
First Quarter 2015 Fully Diluted Earnings per Share of $3.74

LAS VEGAS. April 22, 2015 —Allegiant Travel Company (NASDAQ: ALGT) today reported the following financial results for the first quarter 2015, as well as comparisons to prior year equivalents:

	Three Months Ended March 31,
Unaudited	2015	2014	Change
Total operating revenue (millions)	$329.2	$302.5	8.8%
Operating income (millions)	$108.1	$57.3	88.7%
Operating margin	32.8%	18.9%	13.9pp
EBITDA (millions) *	$132.5	$75.8	74.8%
EBITDA margin *	40.2%	25.1%	15.1pp
Net income (millions)	$64.9	$34.2	89.8%
Diluted earnings per share	$3.74	$1.86	101.1%
Return on capital employed **	21.3%	16.5%	4.8pp
* - see appendix for reconciliation of non-GAAP financial measures
** - see appendix for calculation

“We are very proud to report our 49th consecutive profitable quarter, a record quarter for the company, both in absolute terms and on a percentage basis,” stated Maurice J. Gallagher, Jr., Chairman and CEO of Allegiant Travel Company. “I especially want to thank our team members for their contributions. Their everyday efforts delivering customers safely and reliably is critical to our continued success. It is nice to start the year off with such strong results after coming off one of the most operational challenging years in recent memory.

“I am also pleased to announce our pilots will be receiving a pay increase as a result of our continued success. Excluding a $43.3 million non-cash impairment change in the fourth quarter of 2014, our trailing twelve month operating margin was 21.8 percent as of March 31st. As part of our pilot’s variable pay band structure, pilot pay scales will increase between five and seven percent per hour effective May 1st.

Allegiant Q1 2015 Earnings

“And lastly we have had recent labor/legal issues with the representative of our pilots, the IBT. We expect a successful outcome on our Preliminary Injunction request before the Las Vegas Federal court in the coming weeks. In conjunction with these labor activities our local FAA office has stepped up surveillance of our operations. We are not aware of any findings from the FAA related to this increased surveillance. However, the FAA has indicated their heightened focus and surveillance associated with the labor activity will continue until the outcome of the litigation is known. While this increased surveillance is in place the FAA has indicated it will not process any current or additional requests for work that may relate to our planned growth. At the current time we do not expect any immediate effect on our operations."

Notable first quarter 2015 company highlights

•
Recurring dividend - In January 2015, the Board of Directors approved a recurring quarterly cash dividend of $0.25 per share. Shareholders of record as of March 4, 2015 were paid $0.25 per share on March 17, 2015

•	Share repurchase - Returned over $55 million to shareholders through the repurchase of 302,668 shares during the quarter

•	New cities - Announced service to five new cities including Memphis, TN, Raleigh-Durham, NC, Akron/Canton, OH, Brownsville, TX, and the newest leisure destination of Savannah, GA

•	New route announcements - Announced 22 new routes and five new cities starting service in the second quarter 2015

•	Airbus aircraft - Entered into agreements to purchase twelve additional Airbus aircraft to be delivered between late 2015 and 2017

First quarter 2015 revenue performance

•
East Coast TRASM - First quarter East Coast TRASM was flat, while capacity in these markets grew 17.7 percent. Flying on the East Coast accounted for 52.5 percent of entire network versus 47.1 percent a year ago, which is the first time in the company's history East Coast capacity exceeded 50 percent of our total network

•	Airbus growth - ASM growth in the first quarter was primarily driven by an approximate 59.4 percent growth in Airbus ASMs

•	New market growth - New markets accounted for 72.9 percent of the growth in the quarter

•	Ancillary related charges - Total ancillary revenue per passenger was $52.11, which is the highest in the company's history and the first time it exceeded $50 per passenger

Allegiant Q1 2015 Earnings

	Three Months Ended March 31,
	2015	2014	Change
Scheduled Service:
Average fare - scheduled service	$90.18	$99.52	(9.4)%
Average fare - ancillary air-related charges	$47.25	$41.79	13.1%
Average fare - ancillary third party products	$4.86	$5.20	(6.5)%
Average fare - total	$142.29	$146.51	(2.9)%
Scheduled service passenger revenue per ASM (PRASM) (cents)	8.16	8.74	(6.6)%
Total scheduled service revenue per ASM (TRASM) (cents)	12.87	12.87	—%
Load factor	88.0%	88.5%	-0.5pp
Passengers (millions)	2.2	2.0	8.7%
Average passengers per scheduled departure	145	147	(1.4)%
Average scheduled service stage length (miles)	943	977	(3.5)%
ASMs = available seat miles
PRASM = scheduled passenger revenue per scheduled available seat mile
TRASM = (scheduled passenger revenue + ancillary air revenue + ancillary third party revenue) per scheduled available seat mile

Third party products performance

•
Rental car days - First quarter rental car days increased 8.0 percent on an 8.7 percent increase in scheduled service passengers.  Car rental production drove a net car rental revenue increase of 13.1 percent versus the prior year

•
Hotel room nights - First quarter hotel room night production, primarily driven by Las Vegas, decreased 5.8 percent in part due to a 1.9 percent decrease in Las Vegas passengers. Hotel room production in Florida increased 14.5 percent versus the prior year

	Three Months Ended March 31,
Supplemental Ancillary Revenue Information Unaudited	2015	2014	Change
Gross ancillary revenue - third party products (millions)	$37.3	$35.7	4.4%
Cost of goods sold (millions)	($26.0)	($24.7)	5.3%
Transaction costs* (millions)	($0.5)	($0.5)	19.9%
Ancillary revenue - third party products (millions)	$10.8	$10.6	1.6%
As percent of gross ancillary revenue - third party products	28.9%	29.7%	(0.8)pp
As percent of income before taxes	10.7%	19.6%	(8.9)pp
Ancillary revenue - third party products/scheduled passenger	$4.86	$5.20	(6.5)%

Hotel room nights (thousands)	135.4	143.8	(5.8)%
Rental car days (thousands)	303.7	281.3	8.0%
* - Includes payment expenses and travel agency commissions.

Allegiant Q1 2015 Earnings

First quarter 2015 cost performance

•	CASM - For the quarter, total operating expense per ASM (CASM) decreased 15.0 percent year over year.

•
CASM ex fuel impact - First quarter CASM ex fuel outperformed initial expectations due to higher than planned growth in the quarter in response to lower fuel costs and improved pilot availability. In addition our first quarter ex fuel results reflect a shift of approximately $3 million in engine overhaul expense into the second quarter

•
Aircraft fuel - Quarterly fuel expense decreased 36.1 percent driven by a 39.7 percent decrease in our price per gallon which was offset by a 5.9 percent increase in gallons consumed. Fuel efficiency, as defined as ASMs per gallon, was positively impacted by an increase in Airbus flying and slightly offset by a reduction in average stage length. During the quarter, approximately 28 percent of our ASMs were flown by Airbus aircraft, nearly 60 percent more than the prior year

•
Salary and benefits - Quarterly salary and benefits expense increased 26.1 percent versus the prior year primarily due to an increase in stock compensation expense and bonus accrual. In addition, full time equivalent (FTE) employees increased 14.9 percent to support a 5.4 percent growth in average number of aircraft

•
Aircraft lease rentals - Quarterly aircraft lease expense decreased 92.4 percent versus the prior year driven by the purchase of two operated aircraft leased in the prior year and a significant reduction in sub-service flying. Our first quarter 2014 results were dramatically impacted by pilot training and availability issues which required us to sub-service a significant amount of scheduled service flying. Our staffing levels have since returned to normalized levels

•
Depreciation and amortization - Quarterly depreciation and amortization expense increased 32.1 percent year over year due to a 5.4 percent increase in average number of aircraft in service and deprecation related to twelve owned A319 aircraft currently on lease to a European carrier. Excluding the twelve A319s, which are non ASM producing, depreciation and amortization expense would have increased 19.6 percent which reflects the effect of inducting more expensive Airbus aircraft into revenue service

•	Other expenses - Other expense increased by 37.0 percent through elevated crew training events in the quarter as well as expenses to support improvement and development of technology projects

	Three Months Ended March 31,
	2015	2014	Change
Total System*:
Operating expense per passenger	$98.01	$118.32	(17.2)%
Operating expense per passenger, excluding fuel	$67.15	$65.76	2.1%
Operating expense per ASM (CASM) (cents)	8.76	10.30	(15.0)%
Operating expense, excluding fuel per ASM (CASM ex fuel) (cents)	6.00	5.72	4.9%
Average block hours per aircraft per day	6.0	5.8	3.4%
Average system stage length (miles)	929	960	(3.2)%
* - Total system includes scheduled service, fixed-fee contract and non-revenue flying

Second quarter 2015 cost trends

•	CASM ex fuel - CASM ex fuel to be between flat and an increase of two percent over second quarter 2014

•
Salary and benefits expense - Expected to increase as a result of elevated flight crew staffing levels and maintenance support staff for increased East Coast flying operations. In addition, due to our operating margin performance over the past twelve months, our pilots will be moving to higher pay scales effective May 1, 2015. Moving from pay band three to pay band four is the equivalent of a five to seven percent raise in their hourly rate

•	Maintenance and repairs expense - Expected to increase due to approximately $3 million in engine overhaul expenses that shifted from the first quarter to the second quarter

•	Aircraft lease expense - The Company does not have any operating lease aircraft in service and flight crew staffing levels have returned to normalized levels

Allegiant Q1 2015 Earnings

•	Depreciation and amortization expense - Expected to increase due to the growth of the Airbus A320 fleet and depreciation related to non-ASM producing aircraft currently on lease to a European carrier

Full year 2015 cost trends

•
CASM ex fuel - Full year CASM ex fuel is now expected to decrease between thirteen and ten percent. Excluding the fourth quarter 2014 non-cash impairment charge of $43.3 million, full year CASM ex fuel is expected to decrease between seven and four percent

•	Maintenance and repairs expense per aircraft per month - Expected to be between $95 thousand and $105 thousand

•	Total ownership expense per aircraft per month - Both depreciation expense and aircraft lease rental expense per aircraft per month is expected to be between $110 thousand and $115 thousand

Balance sheet highlights

•
Recurring dividend - Paid a quarterly cash dividend of $0.25 per share on March 17, 2015 to all shareholders of record as of March 4, 2015. The Company intends to pay a second quarter $0.25 dividend on June 4, 2015 to all shareholders of record as of May 20, 2015

•	Share repurchases - Share repurchases totaled $55 million for the first quarter. There is approximately $38 million in remaining share repurchase authority as of the end of the first quarter

•
Capital expenditures in 2015 - Three Airbus aircraft were added in the first quarter which drove the bulk of $64.1 million in CAPEX for the quarter. Full year CAPEX is expected to be approximately $260 million, which includes the acquisition of three additional A320s which were announced today

•
Additional debt in the first quarter - In March 2015, the Company raised $7.5 million secured by real estate purchased in October 2014. Also in March, the Company raised $30 million secured by two A319 aircraft

Unaudited (millions)	3/31/2015	12/31/2014	Change
Unrestricted cash*	$438.0	$416.8	5.1%
Total debt	$617.3	$593.1	4.1%
Total Allegiant Travel Company stockholders’ equity	$302.4	$292.9	3.2%

	Three Months Ended March 31,
Unaudited (millions)	2015	2014	Change
Capital expenditures	$64.1	$11.1	477.5%
* - Unrestricted cash includes investments in marketable securities.

At this time, Allegiant Travel Company provides the following guidance to investors, subject to revision.

Allegiant Q1 2015 Earnings

Guidance, subject to revision

	April 2015	2Q15
Estimated TRASM year-over-year change	(9) to (7)%	(10) to (8)%

Fixed fee and other revenue guidance		2Q15
Fixed fee and other revenue (millions)		$9 to $11

Capacity guidance
System	2Q15	3Q15	FY15
Departure year-over-year growth	16 to 20%	23 to 27%
ASM year-over-year growth	16 to 20%	21 to 25%	15 to 18%
Scheduled
Departure year-over-year growth	16 to 20%	23 to 27%
ASM year-over-year growth	16 to 20%	21 to 25%	15 to 18%

Cost guidance	2Q15		FY15
CASM ex fuel – year-over-year change	0 to 2%		(13) to (10)%
CASM ex fuel (excluding non-cash AC impairment charge) - year over year change			(7) to (4)%

CAPEX guidance			FY15
Capital expenditures (millions)			$260
 CASM ex fuel – cost per available seat mile excluding fuel expense

Aircraft fleet plan by end of period

Aircraft - (seats per AC)	1Q15	2Q15	YE15	YE16
MD-80 (166 seats)	53	53	52	50
757 (215 seats)	6	6	5	5
A319 (156 seats)	5	7	10	17
A320 (177 seats)	9	9	15	15
Total	73	75	82	87
Aircraft listed in table above include only in service aircraft and future aircraft under contract

Allegiant Travel Company will host a conference call with analysts at 4:30 p.m. ET Wednesday, April 22, 2015 to discuss its first quarter 2015 financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiant.com. The webcast will also be archived in the “Events & Presentations” section of the website.

Allegiant Q1 2015 Earnings

Allegiant, Travel is our deal.®
Las Vegas-based Allegiant Travel Company® (NASDAQ: ALGT) is focused on linking travelers in small cities to world-class leisure destinations. Through its subsidiary, Allegiant Air, the company operates a low-cost, high-efficiency, all-jet passenger airline, and offers other travel-related products such as hotel rooms, rental cars, and attraction tickets through its website, allegiant.com. The company has been named one of America’s 100 Best Small Companies by Forbes Magazine for four consecutive years.  ALGT/G

Media Inquiries: Jessica Wheeler
mediarelations@allegiantair.com

Investor Inquiries: Chris Allen
ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding future unit revenue, future operating expense, ASM growth, departure growth, fixed-fee and other revenues, expected capital expenditures, number of contracted aircraft to be placed in service in the future, as well as other information concerning future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," “guidance,” "anticipate," "intend," "plan," "estimate", “project”, “hope” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov . These risk factors include, without limitation, volatility of fuel costs, labor issues, the effect of economic conditions on leisure travel, debt covenants, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our dependence on our leisure destination markets, our competitive environment, an accident involving or problems with our aircraft, our reliance on our automated systems, our reliance on third parties who provide facilities or services to us, the possible loss of key personnel, economic and other conditions in markets in which we operate, aging aircraft and other governmental regulation, increases in maintenance costs and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company
Consolidated Statements of Income
Three Months Ended March 31, 2015 and 2014
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Percent
	2015	2014	change
OPERATING REVENUE:
Scheduled service revenue	$200,529	$203,521	(1.5)
Ancillary revenue:
Air-related charges	105,069	85,454	23.0
Third party products	10,797	10,629	1.6
Total ancillary revenue	115,866	96,083	20.6
Fixed fee contract revenue	4,368	2,646	65.1
Other revenue	8,478	274	NM*
Total operating revenue	329,241	302,524	8.8
OPERATING EXPENSES:
Aircraft fuel	69,626	108,949	(36.1)
Salary and benefits	58,553	46,439	26.1
Station operations	23,852	22,233	7.3
Maintenance and repairs	21,392	20,600	3.8
Sales and marketing	7,101	7,818	(9.2)
Aircraft lease rentals	718	9,429	(92.4)
Depreciation and amortization	24,347	18,431	32.1
Other	15,553	11,354	37.0
Total operating expenses	221,142	245,253	(9.8)
OPERATING INCOME	108,099	57,271	88.7
As a percent of total operating revenue	32.8%	18.9%
OTHER (INCOME) EXPENSE:
Loss from unconsolidated affiliates, net	4	3	33.3
Interest income	(105)	(205)	(48.8)
Interest expense	6,826	3,128	118.2
Total other (income) expense	6,725	2,926	129.8
INCOME BEFORE INCOME TAXES	101,374	54,345	86.5
As a percent of total operating revenue	30.8%	18.0%
PROVISION FOR INCOME TAXES	36,551	20,270	80.3
NET INCOME	64,823	34,075	90.2
Net loss attributable to noncontrolling interest	(44)	(147)	(70.1)
NET INCOME ATTRIBUTABLE TO ALLEGIANT TRAVEL COMPANY	$64,867	$34,222	89.5
Earnings per share to common stockholders (1):
Basic	$3.75	$1.87	100.5
Diluted	$3.74	$1.86	101.1
Weighted average shares outstanding used in computing earnings per share to common stockholders (1):
Basic	17,197	18,166	(5.3)
Diluted	17,237	18,248	(5.5)
* - not meaningful

(1) The Company's unvested restricted stock awards are considered participating securities as they receive non-forfeitable rights to cash dividends at the same rate as common stock. The Basic and Diluted earnings per share for the periods presented reflect the two-class method mandated by accounting guidance for the calculation of earnings per share. The two-class method adjusts both the net income and shares used in the calculation. Application of the two-class method did not have a significant impact on the Basic and Diluted earnings per share for the periods presented.

Allegiant Travel Company
Operating Statistics
Three Months Ended March 31, 2015 and 2014
(Unaudited)

	Three Months Ended March 31,		Percent
	2015	2014	change*
OPERATING STATISTICS
Total system statistics
Passengers	2,256,235	2,072,720	8.9
Revenue passenger miles (RPMs) (thousands)	2,191,468	2,081,501	5.3
Available seat miles (ASMs) (thousands)	2,526,031	2,381,139	6.1
Load factor	86.8%	87.4%	(0.6)
Operating revenue per ASM (RASM) (cents)	13.03	12.71	2.5
Operating expense per ASM (CASM) (cents)	8.76	10.30	(15.0)
Fuel expense per ASM (cents)	2.76	4.58	(39.7)
Operating CASM, excluding fuel (cents)	6.00	5.72	4.9
Operating expense per passenger	$98.01	$118.32	(17.2)
Fuel expense per passenger	$30.86	$52.56	(41.3)
Operating expense per passenger, excluding fuel	$67.15	$65.76	2.1
ASMs per gallon of fuel	70.2	70.0	0.3
Departures	15,987	14,501	10.2
Block hours	38,733	36,348	6.6
Average stage length (miles)	929	960	(3.2)
Average number of operating aircraft during period	71.6	67.9	5.4
Average block hours per aircraft per day	6.0	5.8	3.4
Full-time equivalent employees at period end	2,448	2,130	14.9
Fuel gallons consumed (thousands)	36,002	34,002	5.9
Average fuel cost per gallon	$1.93	$3.20	(39.7)
Scheduled service statistics
Passengers	2,223,703	2,045,028	8.7
Revenue passenger miles (RPMs) (thousands)	2,163,618	2,059,188	5.1
Available seat miles (ASMs) (thousands)	2,457,705	2,327,935	5.6
Load factor	88.0%	88.5%	(0.5)
Departures	15,321	13,935	9.9
Average passengers per departure	145	147	(1.4)
Scheduled service seats per departure	168.0	168.5	(0.3)
Block hours	37,546	35,385	6.1
Yield (cents)	9.27	9.88	(6.2)
Scheduled service revenue per ASM (PRASM) (cents)	8.16	8.74	(6.6)
Total ancillary revenue per ASM (cents)	4.71	4.13	14.0
Total scheduled service revenue per ASM (TRASM) (cents)	12.87	12.87	—
Average fare - scheduled service	$90.18	$99.52	(9.4)
Average fare - ancillary air-related charges	$47.25	$41.79	13.1
Average fare - ancillary third party products	$4.86	$5.20	(6.5)
Average fare - total	$142.29	$146.51	(2.9)
Average stage length (miles)	943	977	(3.5)
Fuel gallons consumed (thousands)	35,000	33,207	5.4
Average fuel cost per gallon	$1.96	$3.23	(39.3)
Percent of sales through website during period	95.4%	94.3%	1.1

* Except load factor and percent of sales through website, which is percentage point change.

Allegiant Travel Company
Non-GAAP Presentations
Three Months Ended March 31, 2015 and 2014
(Unaudited)

"EBITDA" represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to net income or operating income as an indicator of our financial performance or to cash flow as a measure of liquidity. EBITDA is included as a supplemental disclosure because we believe it is a useful indicator of our operating performance. Further, EBITDA is a well-recognized performance measurement that is frequently used by securities analysts, investors and other interested parties in comparing the operating performance of companies. We believe EBITDA is useful in evaluating our operating performance compared to our competitors because the calculation generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions and lease versus purchase decisions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. The following represents the reconciliation of EBITDA to net income for the periods indicated below.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of a non-GAAP financial measure in this press release to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measure, which is net income as indicated above, and a reconciliation of the non-GAAP measures to the most comparable GAAP measure.  Our utilization of non-GAAP measurements is not meant to be considered in isolation or as a substitute for net income or other measures of financial performance prepared in accordance with GAAP. EBITDA is not a GAAP measurement and our use of EBITDA may not be comparable to similarly titled measures employed by other companies in the airline and travel industry. The reconciliation of EBITDA to GAAP net income follows.

	Three Months Ended March 31,		Percent
(in thousands)	2015	2014	change
Net income attributable to Allegiant Travel Company	$64,867	$34,222	89.5%
Plus (minus)
Interest income	(105)	(205)	(48.8)%
Interest expense	6,826	3,128	118.2%
Provision for income taxes	36,551	20,270	80.3%
Depreciation and amortization	24,347	18,431	32.1%
EBITDA	$132,486	$75,846	74.7%

Total revenue	$329,241	$302,524	8.8%
EBITDA margin	40.2%	25.1%	15.1 pp

Appendix A
Additional Financial Information
(Unaudited)

	Twelve Months Ended March 31,
Return on capital calculation (millions)	2015	2014
Net income attributable to Allegiant Travel Company	$117.3	$94.6
Income tax	67.1	56.5
Interest expense	24.9	10.4
Less interest income	(0.7)	(1.0)
	208.6	160.5

Interest income	0.7	1.0
Tax rate	36.6%	37.4%
Numerator	132.7	101.1

Total assets as of prior March 31	904.2	859.3
Less current liabilities as of prior March 31	303.0	260.0
Plus short term debt as of prior March 31	20.4	11.9
Denominator	621.6	611.2
Return on capital employed	21.3%	16.5%

To provide more transparency into operating expenses for the quarter, the company experienced the following non-cash expense items in the first quarter of 2015.

Non-cash items (millions)	1Q15	1Q14
Stock based compensation	$5.0	$2.2
Loss - disposed assets	2.8	1.4
Lease maintenance accrual	—	0.5
Total of selected non-cash items	$7.8	$4.1

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